EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE

[Midwest Industrial Portfolio in Illinois and Wisconsin]

This Agreement of Purchase and Sale (“Agreement”) is made and entered into by and between Purchaser and Seller.

RECITALS

A.	Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B.	Purchaser desires to purchase the Properties and Seller desires to sell the Properties all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1 - Basic Information

1.1       Certain Basic Terms. The following defined terms shall have the meanings set forth below:

1.1.1	Seller:	Those entities listed on Schedule 1 attached hereto and made a part hereof (each an “Owner” and collectively the “Owners”)

1.1.2	Purchaser:	Plymouth Industrial REIT, Inc., a Maryland corporation ("Plymouth")

1.1.3	Purchase Price:	$101,500,000.00 which Purchase Price shall be allocated to the Properties as set forth on Schedule 2 attached hereto and made a part hereof (the “Allocated Purchase Price”).

1.1.4	Earnest Money:	$1,000,000.00 (the “Initial Earnest Money”), to be deposited in accordance with Section 3.1 below, to be increased by $1,000,000.00 in accordance with Section 3.1 (the “Additional Earnest Money”) to $2,000,000.00, including interest thereon.

1.1.5	Title Company:	Chicago Title Insurance Company
5501 LBJ Freeway, Suite 200
Dallas, Texas 75240
Attention: Eric Dahlberg
Telephone: (214) 987-6777
Email: eric.dahlberg@cttdallas.com

1.1.6	Escrow Agent:	Chicago Title Insurance Company
5501 LBJ Freeway, Suite 200
Dallas, Texas 75240
Attention: Eric Dahlberg
Telephone: (214) 987-6777
Email: eric.dahlberg@cttdallas.com

1.1.7	Broker:	CBRE, Inc.

1.1.8	Effective Date:	The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement.

1.1.9	Information Delivery Date:	The Effective Date.

1.1.10	Title Commitment Delivery Date:	The Effective Date.

1.1.11	Survey Delivery Date:	The Effective Date.

1.1.12	Title and Survey Review Period:	The period ending on November 14, 2017.

1.1.13	Inspection Period:	The period ending on November 17, 2017.

1.1.14	Closing Date:	November 28, 2017.

1.2       Closing Costs. Closing costs shall be allocated and paid as follows:

Cost	Responsible Party
Title Commitments required to be delivered pursuant to Section 5.1	Seller
Premium for standard form Title Policies required to be delivered pursuant to Section 5.4	Seller

Premium for any upgrade of Title Policies for extended or additional coverage and any endorsements desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges

Purchaser
Costs of the Surveys and/or any revisions, modifications or re-certifications thereto	Purchaser
Costs for UCC Searches, if any,	Purchaser
Recording Fees for the Deed	Purchaser
Recording Fees for Lien Releases	Seller

Any (a) Illinois, Cook County, Lake County, and Stephenson County transfer taxes, (b) Alsip, Bedford Park, Des Plaines, Elk Grove Village, Lake Forest and Freeport transfer taxes and (c) Wisconsin Real Property Transfer Fee

Purchaser
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser ½ Seller ½
Real Estate Sales Commission to Broker	Seller
All other closing costs, expenses, charges and fees	Purchaser

1.3	Notice Addresses:

Purchaser:	c/o Plymouth Industrial REIT, Inc.
260 Franklin Street 6th Floor
Boston, MA 01749
Attention: Pendleton White, Jr.
Telephone: (617) 340-3861
E-Mail: pen.white@plymouthrei.com

Copy to:	Brown Rudnick LLP
One Financial Center
Boston, Massachusetts 02111
Attention: Kevin P. Joyce, Esq.
Telephone: (617) 856-8342
E-Mail: kjoyce@brownrudnick.com

Seller:	BIGS Mortgage LLC
c/o The Goldman Sachs Group, Inc.
6011 Connection Drive
Irving, Texas 75039
Attention: Mark Walker
Telephone: (972) 368-2238
E-Mail: mark.c.walker@gs.com

and

BIGS Mortgage LLC
c/o The Goldman Sachs Group, Inc.
6011 Connection Drive
Irving, Texas 75039
Attention: Nick Buehner, Esq.
Telephone: (972) 368-2327
E-Mail: nick.buehner@gs.com

and

DLA Piper LLP (US)
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601
Attention: Andrew Weil and Julie Ehrlich
Telephone/E-Mail (AW): (312) 368-3425 / Andrew.weil@dlapiper.com
Telephone/E-Mail (JE): (312) 368-3440 / Julie.ehrlich@dlapiper.com

ARTICLE 2 - Properties

2.1       Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following properties (individually, a “Property” and, collectively, the “Properties”):

2.1.1       Real Property. The land described in Exhibit A-1 through Exhibit A-15 attached hereto (collectively, the “Land”), together with (a) all improvements located thereon (collectively, the “Improvements”), (b) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (c) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”).

2.1.2       Leases. All of Seller’s right, title and interest, without warranty except as may be expressly provided herein, in all leases of the Real Property (other than License Agreements), including leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the “Leases”).

2.1.3       Tangible Personal Property. All of Seller’s right, title and interest, without warranty except as may be expressly provided herein, in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned by tenants at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the “Tangible Personal Property”).

2.1.4       Intangible Personal Property. All of Seller’s right, title and interest, if any, without warranty except as may be expressly provided herein, in all intangible personal property related to the Real Property, including, without limitation: all trade names and trade marks associated with the Real Property, including Seller’s rights and interests, if any, in the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent assignable without cost to Seller); contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, if any, but not including Leases or License Agreements (collectively, the “Service Contracts”) (but only to the extent assignable without cost to Seller and Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); warranties (to the extent assignable without cost to Seller); and governmental permits, approvals and licenses, if any (to the extent assignable without cost to Seller (all of the items described in this Subsection 2.1.4 collectively referred to as the “Intangible Personal Property”).

2.1.5       License Agreements. All of Seller’s right, title and interest, without warranty except as may be expressly provided herein, in and to all agreements (other than Leases), if any, for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Real Property and generate income to Seller as the owner of the Real Property, including agreements which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the “License Agreements”). Anything in this Agreement to the contrary notwithstanding, Purchaser shall assume the obligations of the “lessor” or “licensor” under all License Agreements, some or all of which may be non-cancelable.

ARTICLE 3 - Earnest Money

3.1       Deposit and Investment of Earnest Money. Within two (2) business days after the Effective Date, Purchaser shall deposit the Initial Earnest Money with Escrow Agent. If upon the expiration of the Inspection Period, this Agreement is still in force and effect, Purchaser shall, no later than the two (2) business day after the last day of the Inspection Period, deposit the Additional Earnest Money, as specified in Subsection 1.1.4 above, with Escrow Agent. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

3.2       Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier’s check or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Earnest Money within the time periods required, Seller may terminate this Agreement by written notice to Purchaser, in which event any Earnest Money that has previously been deposited by Purchaser with Escrow Agent shall be delivered to Seller and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

3.3       Disposition of Earnest Money. The Earnest Money shall be applied as a credit to the Purchase Price at Closing. However, if Purchaser elects to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 4.5, Escrow Agent shall pay the entire Earnest Money to Purchaser one (1) business day following receipt of the Due Diligence Termination Notice from Purchaser (as long as the current investment can be liquidated and disbursed in one business day). No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Purchaser by Escrow Agent if Purchaser terminates this Agreement prior to the expiration of the Inspection Period pursuant to Section 4.5. In the event of a termination of this Agreement by either Seller or Purchaser for any reason other than pursuant to Section 4.5, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the tenth (10th) business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money. In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

3.4       Reporting Person Responsibilities. The “Reporting Person” within the meaning of Section 1.6045 4(e)(5) of the Regulations (the “Regulations”) of the Internal Revenue Code (the “Code”), as may be amended from time to time with respect to the transactions contemplated by this Agreement shall be Escrow Agent. It is agreed that Escrow Agent is an eligible person under Section 1.6045 4(e)(5)(ii) of the Regulations. Escrow Agent hereby agrees to be responsible for complying with the reporting and other requirements of Section 6045(e) of the Code. Pursuant to the Regulations, the address for the transferor and transferee are as set forth for Seller and Purchaser in this Agreement, and the identifying information regarding the real estate transferred is the legal description for the Property set forth in this Agreement. Escrow Agent agrees to file the form required by the Regulations between the end of the calendar year in which the Closing Date occurs and February 28 of the following calendar year. Purchaser and Seller agree to cooperate with Escrow Agent and with each other in completing any report and/or other information required to be delivered to the Internal Revenue Service pursuant to Section 6045(e) of the Code regarding the real estate sales transaction contemplated by this Agreement, including without limitation, Internal Revenue Service Form 1099 S as such may be hereafter modified or amended by the Internal Revenue Service, or as may be required pursuant to any Regulation now or hereafter promulgated by the Treasury Department with respect thereto.

3.5       Liability of Escrow Agent. The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from Escrow Agent’s mistake of Law respecting Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of Escrow Agent.

ARTICLE 4 - Due Diligence

4.1       Due Diligence Materials To Be Delivered. To the extent such items presently exist and are in Seller’s possession and have not been previously delivered to Purchaser or Purchaser’s agents, Seller shall deliver to Purchaser the following (the “Property Information”) on or before the Property Information Delivery Date:

4.1.1       Rent Roll. A current rent roll (“Rent Roll”) for each of the Properties;

4.1.2       Financial Information. Copies of operating statements and a summary of capital expenditures pertaining to each of the Properties for the twenty-four (24) months preceding the Effective Date of this Agreement or such lesser period as Seller has owned a Property (“Operating Statements”);

4.1.3       Environmental Reports. Copies of final third party environmental reports or site assessments related to the Properties prepared for the benefit of Seller or otherwise in Seller's possession;

4.1.4       Tax Statements. Copies of ad valorem tax statements relating to the Properties for the current tax period;

4.1.5       Title and Survey. Copies of Seller’s most current title insurance information and surveys of the Properties;

4.1.6       Service Contracts. A list, together with copies, of the Service Contracts;

4.1.7       Personal Property. A list of Tangible Personal Property; and

4.1.8       License Agreements. A list, together with copies, of the License Agreements.

4.1.9       Leases. Copies of the Leases, including, all amendments, guaranties, letter agreements and assignments related thereto.

4.2       Due Diligence Materials To Be Made Available. To the extent such items are in Seller’s possession or control, Seller shall make available to Purchaser for Purchaser’s review via electronic drop box or similar file sharing application the following items and information (the “Additional Property Information”) on or before the Property Information Delivery Date; provided, however, that if any of said documents or materials are not currently in electronic form or cannot be shared electronically, then Seller, at its option, shall make such Additional Property Information available to Purchaser at either the offices of Seller’s property manager or at the Property, and Purchaser at its expense shall have the right to make copies of same:

4.2.1       Lease Files. The lease files for all tenants (“Lease Files”);

4.2.2       Maintenance Records and Warranties. Maintenance work orders for the twenty-four (24) months preceding the Effective Date of this Agreement and warranties, if any, on roofs, air conditioning units, fixtures and equipment;

4.2.3       Plans and Specifications. Building plans and specifications relating to the Properties; and

4.2.4       Licenses, Permits and Certificates of Occupancy. All Licenses, permits and certificates of occupancy relating to the Properties.

4.3       Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing, Purchaser shall have reasonable access to the Properties at all reasonable times during normal business hours, upon appropriate notice to tenants as permitted or required under the Leases, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (a) Purchaser must give Seller twenty-four (24) hours’ prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test (i.e., core sampling) must obtain Seller’s prior written consent (which consent may be given, withheld or conditioned in Seller’s sole discretion), (b) prior to performing any inspection or test, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place reasonable amounts of commercial general liability insurance and workers compensation insurance for its activities on the Properties in terms and amounts reasonably satisfactory to Seller covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Properties, which insurance shall name Seller and Seller’s property manager as additional insureds thereunder, and (c) all such tests shall be conducted by Purchaser in compliance with Purchaser’s responsibilities set forth in Section 4.10 below. Purchaser shall bear the cost of all such inspections and tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests. Subject to the provisions of Section 4.8 hereof, Purchaser or Purchaser’s representatives may meet with any tenant; provided, however, Purchaser must contact Seller at least forty-eight (48) hours in advance by telephone or electronic mail to inform Seller of Purchaser’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires. Subject to the provisions of Section 4.8 hereof, Purchaser or Purchaser’s representatives may meet with any governmental authority for any good faith, reasonable purpose in connection with the transaction contemplated by this Agreement; provided, however, Purchaser must contact Seller at least forty-eight (48) hours in advance by telephone or electronic mail to inform Seller of Purchaser’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires.

4.4       Estoppel Certificates. Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser tenant estoppel certificates from all of the tenants under the Leases. Said estoppel certificates shall be in the form of Exhibit F attached hereto, or in such other form as may be required under the terms of such tenant’s Lease. Seller shall not be obligated to expend any funds in connection with obtaining any such tenant estoppel certificates (other than ordinary business expenses incurred in connection with providing the initial drafts of the estoppel certificates to the tenants under the Leases). The failure of Seller to obtain any such tenant estoppel certificates shall not be a breach or default hereunder so long as Seller uses commercially reasonable efforts to obtain them.

4.5       Due Diligence/Termination Right. Purchaser shall have through the last day of the Inspection Period during which to (a) review, examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the “Property Documents”) and the Properties and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Properties are acceptable to Purchaser, (b) obtain all necessary internal approvals, (c) negotiate and approve the loan documents evidencing and securing an $81,200,000.00 acquisition loan (the “Loan”) from Special Situations Investing Group II, LLC (the “Lender”) on terms and conditions acceptable to Purchaser, and (d) satisfy all other contingencies of Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason by giving written notice of termination to Seller and Escrow Agent (the “Due Diligence Termination Notice”) on or before 5:00 p.m. Chicago time on the last day of the Inspection Period. If Purchaser does not give a Due Diligence Termination Notice, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.5, and Purchaser shall be deemed to have acknowledged and agreed that it has received or had access to all Property Documents, that it has conducted all inspections and tests of the Properties that it considers important and that the documents evidencing the Loan last revised by Lender or Lender’s counsel (the “Approved Loan Documents”) are acceptable to Purchaser.

4.6       Destruction of Property Documents. If this Agreement terminates for any reason other than Seller’s default hereunder, Purchaser shall promptly destroy all Property Documents and copies thereof. Purchaser’s obligation to destroy the Property Documents shall survive the termination of this Agreement.

4.7       Service Contracts. On or prior to 5:00 p.m. Chicago time on the last day of the Inspection Period, Purchaser will advise Seller in writing of which Service Contracts it will assume and which Service Contracts Purchaser requests that Seller deliver written termination notices at or prior to Closing, provided Seller shall have no obligation to terminate, and Purchaser shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee unless Purchaser agrees in writing to reimburse Seller for such fee or termination penalty in conjunction with the Closing. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed. Purchaser must assume the obligations arising from and after the Closing Date under those Service Contracts (a) that Purchaser has agreed to assume, or that Purchaser is obligated to assume pursuant to this Section 4.7, and (b) for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing.

4.8       Proprietary Information; Confidentiality. Purchaser acknowledges that the Property Documents are proprietary and confidential and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Properties. Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence and, except as may be required by applicable Law, shall not disclose the contents thereof or the findings or information obtained pursuant to any tests or inspections conducted on the Property pursuant to this Article 4 to any person other than to those persons who are responsible for determining the feasibility of Purchaser’s acquisition of the Properties and who have agreed to preserve the confidentiality of such information as required hereby, including without limitation Purchaser's attorneys, accountants, and insurance advisors (collectively, “Permitted Outside Parties”); provided, however, Purchaser shall disclose only such information to a particular Permitted Outside Party as is reasonably necessary for that Permitted Outside Party to perform its role in assisting Purchaser determine the feasibility of its acquisition of the Properties, and nothing more. At any time and from time to time, within two (2) business days after Purchaser's receipt of a written request from Seller, Purchaser shall deliver to Seller a list of all parties to whom Purchaser has provided any Property Documents or any information taken from the Property Documents. Purchaser shall not divulge the contents of the Property Documents or any of the third party reports, investigations and studies and other information except in strict accordance with the confidentiality standards set forth in this Section 4.8. In permitting Purchaser to review the Property Documents and any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created. The provisions of this Section 4.8 shall survive the termination of this Agreement.

4.9       No Representation or Warranty by Seller. Purchaser acknowledges that, except as otherwise expressly set forth in this Agreement, Seller has not made and Seller does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Except as otherwise set forth in Section 9.1 of this Agreement, Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Purchaser shall rely solely upon its own investigation with respect to the Properties, including, without limitation, the physical, environmental or economic condition of any of the Properties, compliance or lack of compliance by any of the Properties with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and is providing the Property Documents solely as an accommodation to Purchaser. The provisions of this Section 4.9 shall survive the termination of this Agreement and shall survive the Closing.

4.10       Purchaser’s Responsibilities. In conducting any inspections, investigations or tests of the Properties and/or Property Documents, Purchaser and its agents and representatives shall: (a) not unreasonably disturb the tenants or unreasonably interfere with their use of the Properties pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Properties; (c) not damage any part of the Properties or any personal property owned or held by any tenant or any third party; (d) not injure or otherwise cause bodily harm to Seller, Seller’s property manager, or their respective agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (e) comply with all applicable Laws; (f) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Properties; (g) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (h) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (i) not reveal or disclose prior to Closing any information obtained during the Inspection Period concerning any of the Properties and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 4.8 above, or except as may be otherwise required by Law. As used herein and elsewhere in this Agreement, the term “Law” shall mean all statutes, codes, ordinances, orders, decrees, rules and regulations of any federal, state, municipal or local governmental or quasi-governmental entity, body or agency having jurisdiction over the Properties.

4.11       Purchaser’s Agreement to Indemnify. Purchaser indemnifies and holds Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Purchaser’s inspections or tests permitted under this Agreement or any violation of the provisions of Sections 4.3, 4.8 and 4.10; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination so long as Purchaser’s actions do not aggravate any pre-existing liabilities). Purchaser also indemnifies and holds any tenant harmless from and against any and all claims, causes of action, damages, liabilities and expenses which such tenant may suffer or incur due to Purchaser’s breach of its obligation under Section 4.8 above to maintain the confidential nature of any Property Documents or other information relative to such tenant. Purchaser’s obligations under this Section 4.11 shall survive the termination of this Agreement and shall survive the Closing.

ARTICLE 5 - Title and Survey

5.1       Title Commitment. Seller shall cause to be prepared and delivered to Purchaser on or before the Title Commitment Delivery Date: (a) a current commitment for title insurance or preliminary title report (individually, a “Title Commitment” and, collectively, the “Title Commitments”) for each of the Properties issued by the Title Company, in the amount of the Allocated Purchase Price, with Purchaser as the proposed insured, and (b) copies of all documents of record referred to in each Title Commitment as exceptions to title to the applicable Property.

5.2       New or Updated Survey. Seller shall deliver to Purchaser its existing survey for each of the Properties in accordance with Section 4.1 hereof (individually, a “Survey” and, collectively, the “Surveys”). If Purchaser desires to have the Surveys updated or re-certified, Purchaser shall advise Seller of said request and Seller, at its option, will either coordinate such revisions and/or recertification for Purchaser or authorize Purchaser to contact the surveyor directly and arrange for same, in either case with the costs of said revised or re-certified Surveys to be allocated as set forth in Section 1.2 hereof.

5.3       Title Review.

5.3.1 Title Objections. During the Title and Survey Review Period, Purchaser shall review title to the Properties as disclosed by the Title Commitments and the Surveys and shall notify Seller in writing of any objections which Purchaser may have to matters disclosed in the Title Commitments or in the Surveys prior to the expiration of the Title and Survey Review Period (the “Title Objection Notice”). Seller shall have no obligation to cure any matters raised in Purchaser’s Title Objection Notice other than judgment liens, mortgage liens, deed of trust liens, monetary liens affecting the Property created by Seller, mechanic’s liens arising from materials furnished to or work performed on the Properties by Seller, unpaid real estate taxes and assessments (other than liens for taxes and assessments not yet due and payable) (collectively, “Monetary Liens”). Seller shall cause all of such Monetary Liens to be released, discharged or endorsed or bonded over (provided that the same are removed as exceptions from the Title Policy or, if endorsed over, the form and content of the endorsement is acceptable to Purchaser, in Purchaser’s sole discretion) at or prior to Closing. If the Title Company, after the expiration of the Inspection Period, issues any supplemental or amended Title Commitments adding any materially adverse title exceptions or materially adversely modifying title exceptions (other than Monetary Liens) or adding or modifying, in any materially adverse manner, the conditions to obtaining the Title Policy or any endorsement obtained by Seller solely to cure matters raised in an Objection Notice that Seller has elected to cure hereunder (individually an “Amended Commitment” and, if more than one, the “Amended Commitments”), or the surveyor, after the expiration of the Inspection Period, revises any of the Surveys to disclose any material adverse matters not appearing on the Surveys previously delivered to Purchaser (individually a “Revised Survey” and, if more than one, the “Revised Surveys”), Purchaser shall have a period of time equal to five (5) business days (a “Supplemental Review Period”) from the date of its receipt of any Amended Commitment or Revised Survey, as applicable (together with copies of or electronic access to any documentation underlying any new title exception), within which to deliver a written notice (the “Supplemental Objection Notice,” together with the Title Objection Notice, or each individually, as the context may imply, an “Objection Notice”) to Seller and Escrow Agent specifying its objections to any such new materially adverse exceptions, conditions or matters disclosed by the Amended Commitments or Revised Surveys that are unacceptable to Purchaser. If Purchaser does not timely object to an exception to title or other matter in an Objection Notice or Supplemental Objection Notice, as the case may be, such matter shall be deemed to have been approved by Purchaser and shall be deemed to be a Permitted Exception (as hereinafter defined). Purchaser’s failure to timely provide an Objection Notice or a Supplemental Objection Notice, shall constitute an approval by Purchaser of all matters disclosed in the Title Commitments, the Surveys, any Amended Commitment or any Amended Survey, as the case may be.

5.3.2       No Obligation to Cure. Seller shall have no obligation to cure title objections raised by Purchaser in any Objection Notice or Supplemental Objection Notice except Monetary Liens. If Seller elects not to cure any matter objected to by Purchaser in an Objection Notice (Seller's failure to make such election with regard to any matter raised in an Objection Notice or in a Supplemental Objection Notice and notify Purchaser of the same within three (3) business days following the receipt by Seller of any Objection Notice shall be deemed an election not to cure such title or survey objection), then Purchaser may terminate this Agreement in its entirety by delivering to Seller a Due Diligence Termination Notice on or before the later of (a) the second (2nd) business day following the date on which Seller elects or is deemed to have elected not to cure any matter raised by Purchaser in an Objection Notice (and if necessary the Closing Date shall be automatically extended to give Purchaser the full five (5) business day period to make such election) and (b) the expiration of the Inspection Period. If Purchaser fails to deliver a Due Diligence Termination Notice within said period with respect to any matters raised in an Objection Notice which Seller elects or is deemed to have elected not to cure, Purchaser shall be deemed to have waived its objection to any such matter in which event, the matter will be deemed a Permitted Exception (as hereinafter defined).

5.3.3       Permitted Exceptions. The term “Permitted Exceptions” shall mean: (a) any exception disclosed by the Title Commitments, any Amended Commitment, the Surveys or any Revised Survey to which Purchaser has failed to timely object in an Objection Notice, (b) any exception disclosed to Purchaser to which Purchaser has timely objected in an Objection Notice, but to which Purchaser has waived its objection (or been deemed to have waived its objection) pursuant to this Section 5.3, (c) general real estate taxes not yet due and payable as of the Closing, (d) matters created by, through or under Purchaser, (e) leasehold rights of the Tenants, and (f) any rights of licensees or other third parties under the License Agreements and the Service Contracts.

ARTICLE 6 - Operations and Risk of Loss

6.1       Ongoing Operations. From the Effective Date through Closing:

6.1.1       Leases, Service Contracts and License Agreements. Seller will perform its obligations under the Leases, Service Contracts and License Agreements.

6.1.2       New Contracts. Except as provided in Subsection 6.1.4, Seller will not enter into any new contract that will be an obligation affecting the Properties subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than thirty (30) days’ prior notice.

6.1.3       Maintenance of Improvements; Removal of Personal Property. Subject to Sections 6.2 and 6.3, Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

6.1.4       Leasing; License Agreements. Seller will not amend or terminate any existing Lease or License Agreement or enter into any new Lease or new License Agreement without Purchaser's prior written consent thereto. In connection with Purchaser's review of any such proposed amendment, termination, new Lease or new License Agreement other than a Proposed Amendment, Seller shall provide Purchaser (a) all relevant supporting documentation, as reasonably determined by Seller, including, without limitation, tenant financial information to the extent in Seller’s possession, and (b) as to any such amendment or termination of a Lease or License Agreement or new Lease or new License Agreement which is to be executed after the expiration of the Inspection Period, Seller’s request for Purchaser’s approval. In connection with Seller's request for Purchaser’s consent to any amendment or termination of a Lease or License Agreement, or as to a new Lease or new License Agreement, Purchaser agrees to give Seller written notice of approval or disapproval of a proposed amendment or termination of a Lease or License Agreement or new Lease or new License Agreement within three (3) business days after Purchaser’s receipt of the items in (a) and (b) of this Subsection 6.1.4. If Purchaser does not respond to Seller’s request within such time period, then Purchaser will be deemed to have approved such amendment, termination or new Lease or new License Agreement. Purchaser’s approval rights and obligations will vary depending on whether the request for approval from Seller is delivered to Purchaser before or after the expiration of the Inspection Period, as follows:

(i)       With respect to a request for approval delivered by Seller to Purchaser before the expiration of the Inspection Period, Purchaser shall not unreasonably withhold, condition or delay its consent to an amendment or termination of a Lease or License Agreement or the entering into of a new Lease or License Agreement. In the event that Seller elects to amend or terminate a Lease or License Agreement or enter into a new Lease or License Agreement without obtaining Purchaser's consent thereto, then Purchaser may, at the time Purchaser is notified by Seller of the execution of said amendment, termination or new Lease or License Agreement, elect to terminate this Agreement and receive a return of the Earnest Money; provided that if Purchaser does not elect to terminate within three (3) business days after its receipt of said notification from Seller, then Purchaser shall have waived its right to terminate pursuant to this Subsection 6.1.4.

(ii)       With respect to a request for approval delivered by Seller to Purchaser after the expiration of the Inspection Period, Purchaser may withhold its consent at its sole discretion, and Seller may not amend or terminate a Lease or License Agreement or enter into a new Lease or new License Agreement without Purchaser’s written consent.

Purchaser acknowledges that, as of the Effective Date, Seller (y) is negotiating amendments to each of the Leases described on Schedule 3 attached hereto and made a part hereof and (z) has provided Purchaser with copies of the drafts of such amendments (the “Proposed Amendments”). Purchaser hereby approves the Proposed Amendments provided the net economic terms in the final drafts of the amendment documentation is not materially different from the drafts provided to Purchaser.

6.2       Damage. If prior to Closing any of the Properties are damaged by fire or other casualty, Seller shall promptly estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty, but in no event more than ten (10) days after the occurrence thereof.

6.2.1       Material. In the event of any Material Loss to or destruction of one or more of the Properties or any portion thereof prior to Closing, either Seller or Purchaser may, at its option, terminate this Agreement as to the affected Property (in which case the Purchase Price and related terms of this Agreement shall be proportionately adjusted) by delivering written notice to the other on or before the expiration of thirty (30) days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the parties the full thirty-day period to make such election and to obtain insurance settlement agreements with Seller’s insurers). Upon any such termination, a portion of the Earnest Money equal to the product of the Earnest Money multiplied by a fraction, the numerator of which is the Allocated Purchase Price for such Property or Properties and the denominator of which is the Purchase Price shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder with respect to the affected Property, other than those that by their terms survive the termination of this Agreement. If neither Seller nor Purchaser so terminates this Agreement within said thirty (30) day period as to the Property or Properties affected by said event of casualty, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (A) the cost of repair or (B) the Purchase Price and a pro rata share of the rental or business loss proceeds, if any). For the purposes of this Agreement, “Material Loss” means damage to any one Property which (y) Seller's insurance adjuster or construction representative reasonably estimates will exceed $1,000,000.00 to repair or which materially and adversely affects permanent access to the Property (provided, however, in no event shall any casualty that results in the termination of that certain Roadway Lease dated December 29, 2005 between Seller and Commonwealth Edison Company, as amended, (the “Roadway Lease”) or otherwise restricts, terminates, modifies or affects in any way the use of the premises thereunder be considered a Material Loss), or (z) gives any one tenant that occupies in excess of twenty-five percent (25%) of the aggregate square footage of the affected Property or Properties the unconditional right to terminate its Lease.

6.2.2       Not Material. If the damage to the Properties does not result in a Material Loss, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (a) fully repair the damage before the Closing in a manner reasonably satisfactory to Purchaser, or (b) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

6.3       Condemnation. If proceedings in eminent domain (or conveyance in lieu thereof) are instituted with respect to any of the Properties or any portion thereof and (i) the value of the Property or Properties subject to such proceedings exceeds $1,000,000.00, or (ii) access to the Property is materially and adversely affected by such proceeding (provided, however, in no event shall any eminent domain proceeding or conveyance in lieu thereof that results in the termination of the Roadway Lease or otherwise restricts, terminates, modifies or affects in any way the use of the premises thereunder be considered a material or adverse effect on such access), then Purchaser may, at its option and in its sole discretion, by written notice to Seller given within ten (10) days after Seller notifies Purchaser in writing of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten-day period to make such election), either: (a) terminate this Agreement as to the affected Property, in which case the portion of the Earnest Money equal to the product of the Earnest Money multiplied by a fraction, the numerator of which is the Allocated Purchase Price for such Property or Properties and the denominator of which is the Purchase Price shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations with respect to said Property or Properties, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, or if the eminent domain proceeding (or conveyance in lieu thereof) does not meet the thresholds set forth in subsections (i) or (ii) above, then Purchaser shall be deemed to have elected option (b) above.

ARTICLE 7 - Closing

7.1       Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date pursuant to an escrow closing conducted by Escrow Agent. No later than 12:00 p.m. Chicago time on the Closing Date, Purchaser shall deposit the funds required to be deposited by Purchaser pursuant to the Closing Statement in the closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or waiver of all closing conditions and delivery of all items required to be delivered into escrow in order to effectuate the Closing, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statement executed by Seller and Purchaser (the “Closing Statement”).

7.2       Conditions to Closing.

7.2.1 Parties’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1.1       Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

7.2.1.2       Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and

7.2.1.3       Actions, Suits, etc. The other party shall not be a party to or the subject of any pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, that would materially and adversely affect the other party’s ability to perform its obligations under this Agreement.

7.2.2       Additional Conditions to Purchaser’s Obligation to Close. In addition to all other conditions set forth herein, the obligation of Purchaser to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.2.1 Tenant Estoppel Certificates. (a) Purchaser shall have received estoppel certificates in the form required hereunder (or, if a tenant has modified an estoppel certificate, such modifications are otherwise reasonably acceptable to Purchaser) and dated no more than thirty (30) days prior to the Closing Date (the “Estoppel Certificates”) from the Required Tenants. For purposes hereof, the term “Required Tenants” shall mean and refer to any combination of tenants of the Properties that lease at least seventy percent (70%) of the aggregate rentable space that is leased as of the Effective Date pursuant to the Leases. The Estoppel Certificates executed by tenants shall be in substantially the form of Exhibit F; provided, however, that an Estoppel Certificate executed by a tenant shall not be deemed an unacceptable Estoppel Certificate for purposes of this Section 7.2.2.1 if it (i) contains the qualification by the tenant of any statement as being to its knowledge or as being subject to any similar qualification or (ii) does not contain any more information than that which the tenant is required to give in any such certificate pursuant to its Lease. Seller agrees that even though Purchaser’s receipt of estoppel certificates from all tenants under the Leases is not a condition to the Closing of the transactions contemplated hereunder, Seller shall use commercially reasonable efforts to obtain Estoppel Certificates from all of the tenants under the Leases.

(b)       If Seller is unable to provide to Purchaser the Estoppel Certificates for the Required Tenants on or before two (2) days prior to the Closing (the “Estoppel Date”), then, Seller, in its sole discretion, may elect to extend the Closing Date until the date that is not later than thirty (30) days after the then scheduled Closing Date by providing Purchaser written notice thereof on or before 5:00 p.m. Chicago time on the Estoppel Date.

7.2.2.2         Delivery of Title Policy. The Title Company shall issue at Closing, or unconditionally commit at Closing to issue, to Purchaser an ALTA Owner’s Policy of Title Insurance in accordance with Section 5.3, including extended coverage (with all ALTA and any state specific general exceptions deleted), issued by the Title Company as of the date and time of the recording of the Deeds, insuring Purchaser’s fee simple title to the Real Property in the amount of the Purchase Price, subject only to the Permitted Exceptions (the “Title Policy”). The Title Policy may be delivered after the Closing if, at the Closing, the Title Company issues a currently duly-executed “marked-up” Title Commitment providing title coverage effective as of the Closing Date and irrevocably commits in writing to issue the Title Policy in the form of the “marked-up” Title Commitment promptly after the Closing Date.

So long as a party is not in default hereunder past any applicable notice and cure periods, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein), or elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event the party benefiting from the condition elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of the condition, said party shall be deemed to have waived the condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

7.2.2.3 Financing. Lender shall fund the portion of the Loan that Lender has agreed to fund under the terms of the documents evidencing the Loan other than a failure to fund that is a result of or on account of Purchaser’s failure to comply with any of the terms of the Approved Loan Documents necessary for the Loan to be funded in accordance therewith.

7.3       Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

7.3.1       Deed. A special warranty deed for each Property in the form attached hereto and made a part hereof Exhibit B and including a list of Permitted Exceptions for such Property to which the conveyance shall be subject, executed and acknowledged by the applicable Owner (the “Deed”);

7.3.2       Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption of Leases and Contracts in the form of Exhibit C attached hereto (the “Assignment”), executed by Seller;

7.3.3       Freeport Agreement. The Freeport Agreement in the form of Exhibit I attached hereto (the “Freeport Agreement”), executed by Seller;

7.3.4       Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by the applicable Owner by applicable state and local Law in connection with the conveyance of the Real Property;

7.3.5       FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

7.3.6       Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to Purchaser and the underwriter for the Title Policies;

7.3.7       Certification of Representations and Warranties. A certificate executed by Seller certifying that all of the representations and warranties of Seller set forth in Section 9.1 hereof are true and correct in all material respects as of the Closing Date or identifying any representation or warranty which is not, or no longer is, true and correct;

7.3.8       Certified Rent Roll. A copy of the Rent Roll dated no earlier than five (5) business days prior to the Closing Date together with a certificate executed by Seller in the form of Exhibit H attached hereto and made a part hereof;

7.3.9       Tenant Notice Letters. A notice to the tenants regarding the sale in the form of Exhibit E attached hereto (the “Tenant Notice Letter”), executed by Seller; and

7.3.10       Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

7.4       Purchaser’s Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

7.4.1       Bill of Sale, Assignment and Assumption. The Assignment, executed by Purchaser;

7.4.2       Freeport Agreement. The Freeport Agreement, executed by Purchaser.

7.4.3       ERISA Letter. A letter to Seller in the form of Exhibit D attached hereto duly executed by Purchaser, confirming that Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and, in the event Purchaser is unable or unwilling to make such a representation, Purchaser shall be deemed to be in default hereunder, and Seller shall have the right to terminate this Agreement and to receive and retain the Earnest Money;

7.4.4       Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local Law in connection with the conveyance of Real Property;

7.4.5       Tenant Notice Letter. The Tenant Notice Letter executed by Purchaser; and

7.4.6       Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

7.5       Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed Closing Statements consistent with this Agreement in the form required by Escrow Agent.

7.6       Purchase Price. At or before 12:00 p.m. Chicago time on the Closing Date, Purchaser shall deliver to Escrow Agent, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee on the Closing Date, then the closing statements and related prorations will be revised as necessary.

7.7       Possession. Seller shall deliver full possession of the Properties to Purchaser at the Closing, subject to the Permitted Exceptions.

7.8       Delivery of Books and Records. Within five (5) business days after the Closing, Seller or Seller’s property manager shall deliver to the offices of Purchaser’s property manager or to the Real Property to the extent in Seller’s or its property manager’s possession or control: Lease Files; License Agreements; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers; receipts for deposits, unpaid bills and other papers or documents which pertain to the Properties; all advertising materials; booklets; keys; and other items, if any, used in the operation of the Properties.

7.9       Notice to Tenants. Purchaser shall deliver to each tenant immediately after the Closing, a Tenant Notice Letter. This obligation on the part of Purchaser and Seller shall survive the Closing.

ARTICLE 8 - Prorations, Deposits, Commissions

8.1       Prorations. At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Properties being borne by Purchaser from and after (but including) the date of Closing: Tenant Receivables (defined below) and other income and rents that have been collected by Seller as of Closing; fees and assessments; prepaid expenses and obligations under Service Contracts; accrued operating expenses; real and personal ad valorem taxes and assessments (“Taxes”); and any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations and to post-Closing collections of Tenant Receivables:

8.1.1       Taxes. Purchaser and Seller agree to prorate Taxes as follows:

(a)       At Closing, the Taxes for each Property for the calendar year 2016 that were due and payable in 2017 (the “2016 Taxes”) shall be prorated based on the parties’ respective periods of ownership during calendar year 2017. The 2016 Taxes shall be prorated and credited between Seller and Purchaser as of the Closing Date and any such proration shall be final.

(b)       Purchaser shall be responsible for Taxes for each Property for the calendar year 2017 that are due and payable in 2018 (the “2017 Taxes”) and for Taxes for each Property for all calendar years subsequent thereto. There shall be no proration of the 2017 Taxes or the Taxes for any calendar year thereafter.

(c)       Seller shall pay all delinquent Taxes at or prior to Closing.

(d)       Seller shall have the right at any time to file an action for the adjustment of Taxes payable for any tax year during which Seller has any liability (including the tax year of Closing and any prior tax years). If Seller files (or has previously filed) such an action affecting any tax year prior to the year of Closing, any tax savings or refunds resulting from such action shall be solely the property of Seller. If either Seller or Purchaser should file an action for an adjustment of Taxes affecting the tax year in which the Closing occurs, and if as a result thereof Taxes for said tax year are reduced, then any tax savings or refunds and the third party costs incurred to achieve the tax savings or refunds less the cost of the action shall be prorated between Seller and Purchaser effective as of the Closing Date.

(e)       The provisions of this paragraph shall survive the Closing.

8.1.2       Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

8.1.3       Tenant Receivables. Rents due from tenants under Leases and from tenants or licensees under License Agreements and operating expenses and/or taxes payable by tenants under Leases (collectively, “Tenant Receivables”) and not collected by Seller as of Closing shall not be prorated between Seller and Purchaser at Closing but shall be apportioned on the basis of the period for which the same are payable and if, as and when collected, as follows:

(a)       Tenant Receivables and other income received from tenants under Leases and/or tenants or licensees under License Agreements after Closing shall be applied in the following order of priority: (i) first, to payment of the current Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Purchaser and Seller as of the Closing Date as set forth in Section 8.1 hereof (with Seller’s portion thereof to be delivered to Seller); (ii) second, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Purchaser; (iii) third, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing, including, without limitation, the Tenant Receivables described in Subsection 8.1.3(b) below (collectively, “Unbilled Tenant Receivables”), which amount shall be delivered to Seller; and (iv) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller. Notwithstanding the foregoing, Seller shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables for a period of one (1) year after Closing without prejudice to Seller’s rights or Purchaser’s obligations hereunder, provided, however, Seller shall have no right to materially interfere with any tenancies or occupancies or otherwise cause any such tenant or licensee to be evicted or to exercise any other “landlord” remedy (as set forth in such tenant’s Lease or licensee’s License Agreement) against such tenant other than to sue for collection. Any sums received by Purchaser to which Seller is entitled shall be held in trust for Seller on account of such past due rents payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within ten (10) business days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within ten (10) business days after receipt thereof. With respect to Unbilled Tenant Receivables, Purchaser covenants and agrees to (A) bill the same when billable and (B) reasonably cooperate with Seller to determine the correct amount of operating expenses and/or taxes due. The provisions of this Subsection 8.1.3(a) shall survive the Closing for a period of one (1) year.

(b)       Without limiting the generality of the requirements of Subsection 8.1.3(a)(ii) above, if the final reconciliation or determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Seller to Purchaser, said amount shall be paid by Seller to Purchaser within ten (10) business days of such final determination under the Leases. If the final determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Purchaser to Seller, Purchaser shall, within ten (10) business days of such final determination, remit said amount to Seller. Purchaser agrees to receive and hold any monies received on account of such past due expenses and/or taxes in trust for Seller and to pay same promptly to Seller as aforesaid. The provisions of this Subsection 8.1.3(b) shall survive the Closing for a period of one (1) year.

8.2       Leasing Costs. Seller agrees to pay or discharge at or prior to Closing, or, at Seller’s option, to credit Purchaser as of Closing an amount equal to (in which case Purchaser shall assume the obligation to pay or discharge same), all leasing commissions, costs for tenant improvements, lease buyout costs, moving allowances, design allowances, legal fees and other costs, expenses and allowances incurred in order to induce a tenant to enter into a Lease or Lease renewal or extension or to induce a licensee to enter into a License Agreement (collectively, “Leasing Costs”) that are due and payable with respect to (a) Leases and License Agreements in force as of or prior to the Effective Date and (b) the Sappi Amendment (as defined on Schedule 3 attached hereto) and the Pactiv Amendments (as defined on Schedule 3 attached hereto); provided, however, that Seller shall have no obligation to pay or credit Purchaser for, and as of Closing Purchaser shall assume the obligation to pay, all Leasing Costs payable with respect to any option to renew or option to expand that has not been exercised prior to the Effective Date, which obligation shall survive the Closing. Additionally, as of Closing, Purchaser shall assume Seller’s obligations (without credit from Seller) for (y) Leasing Costs that are due and payable after the Closing with respect to a tenant’s exercise, after the Effective Date, of any extension right, expansion right, right of first offer or right of first refusal contained in such tenant’s Lease or License Agreements that is in place on the Effective Date and (z) Leasing Costs incurred with respect to Leases and Lease renewals and extensions and License Agreements and License Agreement renewals and extensions executed subsequent to the Effective Date, including, without limitation, the L&P Amendment (as defined on Schedule 3 attached hereto).

8.3       Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

8.4       Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. All such rights and obligations shall survive the Closing for a period of one (1) year.

8.5       Tenant Deposits. All tenant and licensee security deposits collected and not applied by Seller (and interest thereon if required by Law or contract) shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller’s obligations related to tenant and licensee security deposits, but only to the extent they are credited or transferred to Purchaser. Any and all deposits, bonuses or similar payments by any licensees under the License Agreements or any vendors under the Service Contracts shall be retained by Seller and not prorated or credited to Purchaser. In the event the security deposit shall have been deposited with Seller in a form other than cash (e.g., letter of credit), Seller shall satisfy its obligations hereunder with respect to such security deposit by delivering to Escrow Agent, to be held in trust for the benefit of Purchaser, an assignment of such security deposit to Purchaser with written instructions to the issuer of such deposit to transfer the same to Purchaser, and appropriate instruments of transfer or assignment.

8.6       Commissions. Seller shall be responsible to Broker for a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Broker. Broker may share its commission with any other licensed broker involved in this transaction, but the payment of the commission by Seller to Broker shall fully satisfy any obligations of Seller to pay a commission hereunder. Under no circumstances shall Seller owe a commission or other compensation directly to any other broker, agent or person. Any cooperating broker shall not be an affiliate, subsidiary or related in any way to Purchaser. Other than as stated above in this Section 8.6, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

8.7       Payment under First Logistics Lease. Pursuant to the terms of Section 24 of that certain Amended and Restated Lease dated as of September 5, 2017 between Seller and First Logistics Management Services, Inc. (“First Logistics”), Seller is obligated to pay $300,000 (the “First Logistics Payment”) to First Logistics within one (1) business day after the Closing. Seller agrees to pay First Logistics at or prior to Closing the First Logistics Payment and to provide Purchaser with reasonable evidence of such payment at or prior to Closing and Purchaser hereby acknowledges that evidence of a wire transfer to First Logistics from Escrow Agent or a copy of Escrow Agent’s check payable to First Logistics and sent out by Escrow Agent will be sufficient evidence of payment thereof.

ARTICLE 9 - Representations and Warranties

9.1       Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

9.1.1       Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

9.1.2       Conflicts. There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Agreement.

9.1.3       Tenant/Leases. As of the Effective Date, Exhibit G lists all tenants of the Properties and the Lease Files include all leases and amendments with such tenants. To Seller’s knowledge, Seller has not entered into any License Agreement or Lease or other right relating to the use or possession of the Properties or any part thereof except for the tenants under the Leases or the occupants under the License Agreements.

9.1.4       Service Contracts and License Agreements. To Seller’s knowledge, the list of Service Contracts and License Agreements to be delivered to Purchaser pursuant to this Agreement will be correct and complete as of the date of its delivery.

9.1.5       Notices from Governmental Authorities. Seller has not received from any governmental authority written notice of (a) any violation of any Laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected, except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser, or (b) any pending or contemplated condemnation of the Real Property or any part thereof.

9.1.6       Access. Seller has not received any written notice from any governmental authority stating that the current access from any of the Properties to any currently existing highways and roads adjoining any of the Properties will be terminated.

9.1.7       Litigation. (a) Seller has not received any written notice of any current or pending litigation against Seller relating to any of the Properties and (b) to Seller’s knowledge, there is no threatened litigation (i) against Seller which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement or (ii) relating to any of the Properties .

If and to the extent any Estoppel Certificates received by Purchaser from tenants under Leases or licensees under License Agreements contain express statements that are inconsistent with the information contained in any of the foregoing representations and warranties by Seller, then said representation(s) and warranty(ies) of Seller shall be automatically revised to be consistent with the applicable estoppel certificate without liability on the part of Seller.

Additionally, if Purchaser makes a claim against Seller for breach of a representation and warranty under this Agreement and Seller indemnifies or otherwise compensates Purchaser in connection therewith, and if the claim by Purchaser against Seller relates to matters for which there is or may be a claim against a third party under any warranties, guaranties, indemnities or other claims (including, without limitation, for workmanship, materials and performance) assigned by Seller to Purchaser pursuant to this Agreement, then Purchaser agrees that Seller shall be subrogated to Purchaser's position with respect to all claims against such third parties, and Purchaser shall reasonably cooperate with Seller in attempting to recover against such third party(ies). The foregoing shall survive Closing.

9.2       Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

9.2.1 Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company in good standing in the State of Maryland and is, or will be as of the Closing, qualified to do business in the state in which the Real Property is located (and any assignee of Purchaser pursuant to Section 12.1 has been duly organized and is validly existing as the type of entity stated in its signature block and is in good standing in its state of organization and is qualified to do business in the state in which the Real Property is located). Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

9.2.2       Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser.

9.2.3       Prohibited Persons. Neither Purchaser nor any of its respective officers, directors, shareholders, partners, members or affiliates (including without limitation indirect holders of equity interests in Purchaser) is or will be an entity or person (a) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”), (b) whose name appears on the United States Treasury Department's Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf) (c) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224, (d) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, EO13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or (e) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (a) – (e) above are herein referred to as a “Prohibited Person”). Purchaser covenants and agrees that neither Purchaser nor any of its respective officers, directors, shareholders, partners, members or affiliates (including without limitation indirect holders of equity interests in Purchaser) shall (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.

The foregoing representations shall be automatically remade by any assignee of this Agreement pursuant to Section 12.1.

9.3       Survival of Representations and Warranties; Limitation of Liability. The representations and warranties set forth in this Article 9 are made as of the date of this Agreement and, except where expressly limited to the Effective Date, are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of nine (9) months (the “Survival Period”). Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases contained herein mean the actual present and conscious awareness or knowledge of Mark C. Walker, a representative of Seller with asset management responsibilities, without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of any officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any covenant, representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a covenant, representation or warranty hereunder, but only on the following conditions: (a) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period and (b) neither party shall have the right to bring a cause of action for a breach of a covenant, representation or warranty herein unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds Seventy Five Thousand and No/100 Dollars ($75,000.00). Neither party shall have any liability after Closing for the breach of a covenant, representation or warranty hereunder of which the other party hereto had knowledge as of Closing. Furthermore, Purchaser agrees that the aggregate maximum post-closing liability of Seller for the alleged breach of any or all covenants, representations or warranties set forth in this Agreement is limited to Purchaser’s actual damages incurred as a direct result of Seller’s breach of any or all covenants, representations or warranties under this Agreement, up to, but not to exceed, Three Million and No/100 Dollars ($3,000,000.00). In no event shall Seller be liable to Purchaser for incidental, consequential, or punitive damages as a result of the breach of any or all covenants, representations or warranties set forth in this Agreement. The provisions of this Section 9.3 shall survive the Closing. Any breach of a covenant, representation or warranty that occurs prior to Closing shall be governed by Article 10.

ARTICLE 10 - Default and Remedies

10.1       Seller’s Remedies. If Purchaser fails to perform its obligations pursuant to this Agreement at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser’s representations or warranties are breached in any material respect, Seller shall be entitled, as its sole and exclusive remedy at law or in equity (except as provided in Sections 4.11, 8.6, 10.3 and 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. Notwithstanding anything in this Section 10.1 to the contrary, in the event of Purchaser’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to any of the Properties that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to such Properties. In all other events Seller’s remedies shall be limited to those described in this Section 10.1 and Sections 4.11, 8.6, 10.3 and 10.4 hereof. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement.

10.2       Purchaser’s Remedies. If Seller fails to perform its obligations pursuant to this Agreement for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect, Purchaser shall elect, as its sole remedy, either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing in which event (i) the Earnest Money together with all accrued interest thereon shall be refunded to Purchaser, and (ii) Seller shall be liable for and shall promptly pay to Purchaser (after receipt of written demand) the actual out-of-pocket costs and expenses incurred by Purchaser in connection with this Agreement (including reasonable attorneys’ fees and costs, due diligence expenses and non-refundable deposits or other amounts paid to lenders) up to $50,000.00, following which the parties hereto shall have no further rights or obligations hereunder; except for rights and obligations which, by their terms, survive the termination hereof, or (b) enforce specific performance, or (c) waive said failure or breach and proceed to Closing. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before ten (10) business days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the counties in which the Properties are located within two (2) months following the scheduled Closing Date. Purchaser’s remedies shall be limited to those described in this Section 10.2 and Sections 8.6, 10.3 and 10.4 hereof. If, however, the equitable remedy of specific performance is not available, Purchaser may seek any other right or remedy available at law or in equity; provided, however, that in no event shall Seller’s liability exceed the lesser of (y) $50,000.00 or (z) the actual reasonable out-of-pocket expenses incurred by Purchaser and paid (1) to Purchaser’s attorneys in connection with the negotiation of this Agreement and (2) to unrelated and unaffiliated third party consultants in connection with the performance of examinations, inspections and/or investigations pursuant to Article 4. For purposes of this provision, specific performance shall be considered not available to Purchaser only if a court of competent jurisdiction determines conclusively that Purchaser is entitled to specific performance on the merits of its claim but said court is unable to enforce specific performance due to reasons beyond the control of the court. IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

10.3       Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such transaction.

10.4       Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

ARTICLE 11 - Disclaimers, Release and Indemnity

11.1       Disclaimers By Seller. Except as expressly set forth in this Agreement, it is understood and agreed that Seller has not at any time made and is not now making, and Seller specifically disclaims, any warranties or representations of any kind or character, express or implied, with respect to the Properties, including, but not limited to, warranties or representations as to (a) matters of title, (b) environmental matters relating to the Properties or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Properties, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Properties or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Properties or any portion thereof may be subject, (i) the availability of any utilities to the Properties or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Properties or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Properties or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Properties or any part thereof, (m) the condition or use of the Properties or compliance of the Properties with any or all past, present or future Law, building, fire or zoning ordinances, codes or other similar Laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) the merchantability of the Properties or fitness of the Properties for any particular purpose, (p) the truth, accuracy or completeness of the Property Documents, (q) tax consequences, or (r) any other matter or thing with respect to the Properties.

11.2       Sale “As Is, Where Is.” Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Properties “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing. Except as expressly set forth in this Agreement, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Properties or relating thereto (including specifically, without limitation, property information packages distributed with respect to the Properties) made or furnished by Seller, Seller’s property manager, or any real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Properties and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Properties as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Properties as Purchaser deemed necessary to satisfy itself as to the condition of the Properties and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Properties, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations. The foregoing shall in no way relieve Seller of any statutory liability it may have under applicable environmental Laws in connection with the transportation, storage, use and/or disposal of Hazardous Materials at any of the Properties during the period of Seller's ownership thereof.

Purchaser’s Initials

11.3       Seller Released from Liability. Purchaser acknowledges that it will have the opportunity to inspect the Properties during the Inspection Period, and during such period, observe the physical characteristics and existing conditions thereon and the opportunity to conduct such investigation and study on and of the Properties and adjacent areas as Purchaser deems necessary, and, as between Seller and Purchaser, Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility, obligations, claims, demands and liability whatsoever regarding the condition, valuation, salability or utility of the Properties, or their suitability for any purpose whatsoever including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Properties under current or future federal, state and local Laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Properties, and further including, but not limited to, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED), as between Seller and Purchaser, any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local Laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Properties. Purchaser further hereby assumes the risk of changes in applicable Laws relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

11.4       “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

11.5       Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.

Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Properties to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

ARTICLE 12 - Miscellaneous

12.1       Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement only upon the following conditions: (a) the assignee of Purchaser must be an affiliate of Purchaser or an entity controlling, controlled by, or under common control with Purchaser (a “Purchaser Affiliate”), (b) all of the Earnest Money must have been delivered in accordance herewith, (c) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations, and (d) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least five (5) business days prior to Closing. In addition, Purchaser, at least five (5) business days prior to the Closing, may designate one or more Purchaser Affiliate to take title to one or more of the Properties. Upon any such assignment and/or conveyance of the Property or any portion thereof to the assignee or designee of Purchaser, all disclaimers, waivers, releases, indemnities and other protections afforded Seller by the terms of this Agreement, including, without limitation, those set forth in Article 4 and Article 11, and all covenants, representations, warranties and obligations of Purchaser hereunder, shall apply to and be binding on said assignee.

12.2       Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

12.3       Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

12.4       Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state of Illinois except with respect to property specific laws governing the Properties in the State of Wisconsin, which shall be governed by Wisconsin law.

12.5       Survival. The provisions of this Agreement that expressly contemplate performance after the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

12.6       Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

12.7       Time. Time is of the essence in the performance of this Agreement.

12.8       Confidentiality. Neither Purchaser nor Seller shall make any public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of the other party hereto; provided, however, that Purchaser may, subject to the provisions of Section 4.8, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under Laws applicable to Purchaser.

12.9       Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by electronic mail, evidenced by confirmed receipt. Notice deposited in the mail in the manner hereinabove described shall be effective on the third (3rd) business day after such deposit. Notice given in any other manner shall be effective only if and when received by the party to be notified between the hours of 8:00 a.m. and 5:00 p.m. Chicago time of any business day with delivery made after such hours to be deemed received the following business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

12.10       Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party - shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.11       Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Chicago time.

12.12       Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by electronic counterparts of the signature pages. Signatures sent by electronic mail may be used in the place of original signatures on this Agreement. The parties intend to be bound by the signatures of the electronically mailed signatures, and hereby waive any defenses to the enforcement of the terms of the Agreement based on the form of the signature.

12.13       No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof.

12.14       Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

12.15       Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

12.16       ERISA. Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller’s sale of the Property to such person or entity would, in the reasonable opinion of Seller’s ERISA advisors or consultants, create or otherwise cause a “prohibited transaction” under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a “prohibited transaction” under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.

12.17       No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except that a tenant of the Property may enforce Purchaser’s indemnity obligation under Section 4.11 hereof.

12.18        Local Law Issues.

12.18.1 Bulk Sales. Concurrently with the execution of this Agreement, Seller shall complete and timely submit the appropriate forms for requesting a determination from the Illinois Department of Revenue (the “Department”), together with a copy of this Agreement, for the purpose of obtaining from the Department a determination as to Seller's assessed but unpaid tax liability, if any, under the Illinois Income Tax Act and the Retailers Occupation Tax Act. Purchaser’s obligation to close this transaction shall be conditioned upon the receipt of a determination from the Department that no such tax liability is due and owing. If a determination of tax liability is made by the Department, an amount sufficient to cover such tax liability shall be placed in escrow at Closing until such time as the Department has confirmed that no tax liability is due and owing. The parties hereby agree to deliver or cause to be delivered any other documentation and information as may be required to comply with Section 9-902(d) of the Illinois Income Tax Act and Section 444(j) of the Retailers Occupation Tax Act. Seller hereby agrees to indemnify, defend and hold harmless Purchaser against any claim, suffered or incurred by Purchaser in connection with, arising out of, or in any way related to, Seller’s failure to comply with such bulk sale laws in connection with the transactions contemplated by this Agreement or the failure of Seller to obtain a complete release from Department under the Illinois Income Tax Act and the Retailers Occupation Tax Act. The provisions of this Section 12.18.1 shall survive Closing.

12.19       Information and Audit Cooperation. Seller shall, at Purchaser’s expense, reasonably cooperate with Purchaser, Purchaser’s designated representative, and/or Purchaser’s independent auditor and provide each access to the books and records of the Properties and all related information regarding the Properties, including, without limitation, three (3) calendar years of audited books and records of the Property that qualify, comply with, and can be used in a public offering and/or a public filing. Should three (3) calendar years of audited books and records not be available, then Seller shall supply as many years of audited books and records that exist, but in no event shall Seller provide less than one (1) year of audited books and records. Notwithstanding the foregoing, if audited financial statements are not available, Seller shall provide un-audited operating statements in lieu of audited ones and provide supporting documentation as requested in order for Purchaser to conduct its own audit. At the Closing, Seller shall provide to Purchaser a representation letter regarding the books and records of the Property, in substantially the form of Exhibit J attached hereto (an “Audit Letter”), that will be used by Purchaser in connection with Purchaser’s auditing the Properties in accordance with generally accepted auditing standards. At Purchaser’s request, at any time within one (1) year after the Closing, Seller shall provide Purchaser with such additional books, records, representation letters (as such representation letters may be modified to reflect that Seller may not have knowledge of the current financial, income, expenses or operations of the Properties), and such other matters reasonably determined by Purchaser as necessary to satisfy its or its affiliated parties’ obligations as a real estate investment trust and/or the requirements (including, without limitations, any regulations) of the Securities and Exchange Commission. Notwithstanding the foregoing, in the event that Purchaser requests that Seller provide an Audit Letter, Purchaser agrees to indemnify, defend, and hold harmless Seller and its affiliates (including without limitation indirect holders of equity interests in Seller) from and against all claims, losses, or liabilities arising out of any error or omission, but excluding any intentional misrepresentation, made by Seller in such Audit Letter. The provisions of this Section 12.19 shall expressly survive the Closing.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

SIGNATURE PAGE TO AGREEMENT OF

PURCHASE AND SALE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:

BIGS MORTGAGE LLC,

a Delaware limited liability company

By:_/s/ Gaurav Seth

Name: Gaurav Seth

Title: Authorized Signatory

BIGS HOLDINGS LLC,

a Delaware limited liability company

By:_/s/ Gaurav Seth

Name: Gaurav Seth

Title: Authorized Signatory

Date executed by Seller:

November 10, 2017

PURCHASER:

PLYMOUTH INDUSTRIAL REIT, INC., a

Maryland corporation

Date executed by Purchaser:	By: /s/ Pendleton P. White, Jr.
Name: Pendleton P. White, Jr.
November 10, 2017	Title: President and Chief Investment Officer

JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Initial Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.

Chicago Title Insurance Company

Date executed by Escrow Agent:	By: /s/ Eric Dahlberg
Name: Eric Dahlberg
November 13, 2017	Title: Escrow Officer